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Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Dan Greenfield EarthLink 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine EarthLink 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EARTHLINK UPDATES FOURTH QUARTER AND FULL YEAR 2003 GUIDANCE

        ATLANTA, December 8, 2003—EarthLink, Inc. (NASDAQ: ELNK) today updated fourth quarter and full year 2003 guidance. For the quarter, EarthLink now expects to add approximately 225,000 net subscribers, including organic growth of approximately 175,000 subscribers plus the acquisition of approximately 50,000 subscribers. This update represents a change from the previously issued guidance of 100,000 to 175,000 net growth in subscribers and reflects the completion of the acquisition of subscribers from Stargate.net, Inc. as well as continued solid subscriber growth from EarthLink's value and broadband service offerings and improving results in its premium narrowband service line.

        The company reaffirms its previously issued financial guidance for the fourth quarter that anticipates revenues to be comparable to the third quarter; expects EBITDA to be $27 to $33 million; and expects to be slightly GAAP net income positive in the quarter. EarthLink expects to end 2003 with approximately 5.18 million subscribers. The company continues to expect full year 2003 revenues to be approximately $1.4 billion, full year EBITDA before facility exit costs (adjusted EBITDA) to be $124 to $130 million, and net loss to be ($65) to ($73) million. The company also reaffirms its previously issued financial guidance for 2004; it continues to expect 2004 EBITDA to be $125 to $145 million and net income to be $31 to $63 million.

        EarthLink will present at the First Albany Capital Annual Growth Conference on December 10, 2003 in New York, NY. Garry Betty, EarthLink's chief executive officer, will speak at the event. The company is scheduled to present at 1:40 p.m. ET. A live broadcast of the presentation, including slides, will be available through: http://w.on24.com/r.htm?e=3760&s=
38&k=CFE25B065593F37E65D73C18973C33C6.

        The above statements are based on management's current expectations. These statements are forward-looking, and actual results may differ materially. See comments under "Cautionary Information Regarding Forward-Looking Statements" below. The company undertakes no obligations to update these statements. EBITDA and EBITDA before facility exit costs (adjusted EBITDA) are non-GAAP financial performance measures and should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States. For a reconciliation of these non-GAAP measures to measures determined in accordance with accounting principles generally accepted in the United States, please refer to our Third Quarter 2003 Earnings release located on our website at: http://ir.thomsonfn.com/
InvestorRelations/PubNews.aspx?partner=Mzg0 TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAk
WQEQUALSTOEQUALSTO or the 8-K filed with the Securities and Exchange Commission on October 21, 2003 for our Third Quarter 2003 Earnings release located at: http://www.sec.gov/Archives/edgar/data/1102541/000104746903033776/
0001047469-03-033776-index.htm.

About EarthLink

        "EarthLink revolves around yousm." As a leading national Internet service provider (ISP) headquartered in Atlanta, EarthLink has earned an award winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2003 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed Internet Service Providers. Serving approximately five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

        This earnings release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce, or prevent us from raising, prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Apple and Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able sustain profitability; (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with streamlining our call centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink's filings with the Securities and Exchange Commission.

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  Exhibit 99.1
EARTHLINK UPDATES FOURTH QUARTER AND FULL YEAR 2003 GUIDANCE